UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 16, 2018

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At its Annual Meeting of Stockholders on May 16, 2018, Heartland Financial USA, Inc. (the “Company” or “Heartland”) announced that Bruce K. Lee, President and a director of Heartland, will be appointed to the additional office of Chief Executive Officer effective June 1, 2018. Mr. Lee will succeed current Chief Executive Officer Lynn B. Fuller, who will continue to provide strategic guidance for the Company in his role as the Operating Executive Chairman of the Board.

Mr. Lee, age 57, has served as President of Heartland since January 2015 and as a director of the Company since 2017. He has over 30 years of experience in the banking industry. Prior to joining Heartland, Mr. Lee spent 12 years at Fifth Third Bancorp, a $130 billion regional bank holding company headquartered in Cincinnati, Ohio. At Fifth Third, he held numerous leadership positions, including the following: Executive Vice President and Chief Credit Officer; Executive Vice President and Director of Fifth Third’s special assets group; and Executive Vice President, Commercial Banking Division Head and Affiliate Senior Commercial Banker. Prior to that, he served as President and Chief Executive Officer of a Fifth Third affiliate bank in northwestern Ohio, where he managed sales and service functions for the retail, commercial, residential mortgage and investments groups, along with the staff functions of finance, human resources and marketing. Mr. Lee has wide-ranging banking experience across multiple functions. Based on this experience, he provides valuable leadership and a seasoned perspective as Heartland expands in size and geographic reach.

Effective June 1, 2018, Mr. Lee’s annual base salary will increase from $515,000 to $626,000. His compensation arrangements will otherwise remain the same.

A copy of the press release issued by the Company on May 17, 2018 announcing Mr. Lee’s appointment is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial and Exhibits
(d) Exhibits

99.1	Press Release dated May 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2018	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
EVP, Chief Financial Officer